UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 15)*

                              Advent Software, Inc.

                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    007974108
                                 (CUSIP Number)

                               SPO Partners & Co.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                               Sullivan & Cromwell LLP
                             1888 Century Park East
                              Los Angeles, CA 90067
                                 (310) 712-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                September 6, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Check the following box if a fee is being paid with the statement. [_]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 2 OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              7,073,400(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                7,073,400(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,073,400
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          27.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE 3 OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              7,073,400(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                7,073,400(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,073,400
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          27.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1)  Solely in its capacity as the sole general partner of SPO Partners II, L.P.

(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  4  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  5  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              644,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                644,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          644,700
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          2.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2)  Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  6  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              7,718,100(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                7,718,100(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,718,100
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          30.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 7,073,400 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 644,700 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  7  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          John H. Scully
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              83,800(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               7,718,100(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                83,800(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         7,718,100(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,801,900
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          30.3%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) Of these shares, 200 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, 54,000 shares underlie stock options granted to Mr. Scully as a member of the Board of Directors of the Issuer and 29,600 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                         PAGE  8  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William E. Oberndorf
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               7,718,100(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         7,718,100(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,718,100
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          30.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE   9  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William J. Patterson
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              300(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               7,722,300(2)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                300(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         7,722,300(2)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          7,722,600
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          30.0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self-directed.

(2) Of these shares, 7,718,100 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 4,200 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  10  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              29,600(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                29,600(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          29,600
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------


(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  11  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              4,200(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                4,200(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          4,200
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

**   denotes less than.

(1) Power is exercised through its controlling persons, sole directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 007974108                                        PAGE  12  OF 30 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          Eli J. Weinberg
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          PF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              170
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               0
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                170
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          170
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          **0.1%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

**   Denotes less than.

                                                             PAGE 13 OF 30 PAGES

         This Amendment No. 15 amends the Schedule 13D (the "Original 13D") filed with the Securities Exchange Commission ("SEC") on July 25, 2002, as amended on August 6, 2002, September 9, 2002, September 19, 2002, September 26, 2002, October 15, 2002, March 13, 2003, March 17, 2003, March 25, 2003, May 12,
2003, November 5, 2003, December 4, 2003, August 14, 2007, August 23, 2007 and
August 28, 2007. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D, as amended.


Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                      SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------     ----------------------------          ---------------
SPO                       Contributions from Partners            $140,900,005
SPO Advisory Partners     Not Applicable                         Not Applicable
SFP                       Contributions from Partners            $11,334,854
SF Advisory Partners      Not Applicable                         Not Applicable
SPO Advisory Corp.        Not Applicable                         Not Applicable
JHS                       Not Applicable and
                            Personal Funds                       $8,010
WEO                       Not Applicable                         Not Applicable
WJP                       Not Applicable and Personal Funds      $12,057
PS Foundation             Contributions from Shareholders        $1,171,782
Patterson Foundation      Contributions from Shareholders        $167,282
EJW                       Personal Funds                         $2,958


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety as follows:

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 25,709,174 total outstanding Shares as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 9, 2007.

         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 7,073,400 Shares, which constitutes approximately 27.5% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,073,400 Shares, which constitutes approximately 27.5% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 644,700 Shares, which constitutes approximately 2.5% of the outstanding Shares.

                                                             PAGE 14 OF 30 PAGES

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 644,700 Shares, which constitutes approximately 2.5% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,718,100 Shares in the aggregate, which constitutes approximately 30.0% of the outstanding Shares.

         JHS
         ---

         Individually, and because of his positions as a control person of SPO Advisory Corp. and control person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,801,900 Shares, which constitutes approximately 30.3% of the outstanding Shares.

         WEO
         ---

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,718,100 Shares in the aggregate, which constitutes approximately 30.0% of the outstanding Shares.

         WJP
         ---

         Individually, and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 7,722,600 Shares in the aggregate, which constitutes approximately 30.0% of the outstanding Shares.

         PS FOUNDATION
         -------------

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 29,600 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         PATTERSON FOUNDATION
         --------------------

         The aggregate number of Shares that Patterson Foundation owns benefically, pursuant to Rule 13d-3 of the Act, is 4,200 Shares, which constitutes less than 0.1% of the outstanding Shares.

                                                             PAGE 15 OF 30 PAGES
         EJW
         ---

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 170 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,073,400 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,073,400 Shares held by SPO.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares.

         SF Advisory Partners
         --------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 644,700 Shares held by SFP.

         SPO Advisory Corp.
         ------------------

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,718,100 Shares held by SPO and SFP in the aggregate.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 7,718,100 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 200 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, 54,000 Shares underlying stock options and 29,600 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

                                                             PAGE 16 OF 30 PAGES
         WEO
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 7,718,100 Shares held by SPO and SFP in the aggregate.

         WJP
         ---

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 7,718,100 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 4,200 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 300 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION
         -------------

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 29,600 Shares.

         PATTERSON FOUNDATION
         --------------------

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,200 Shares.

         EJW
         ---

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 170 Shares.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) Not applicable.

                                                             PAGE 17 OF 30 PAGES

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 is hereby amended and restated in its entirety as follows:

         Exhibit A - Agreement pursuant to Rule 13d-1(k)

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   September 10, 2007



                                      By:   /s/ Kim M. Silva
                                           ----------------------------------
                                           Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)

                                           (1) A Power of Attorney authorizing
                                           Kim M. Silva to act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                                                        PAGE 19 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               8/28/2007        Buy       1,854       39.72       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy         488       39.73       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy       1,197       39.84       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy         222       39.85       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy       1,757       39.86       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy       1,073       39.87       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy          26       39.88       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy       2,218       39.91       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy          14       39.92       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy       1,073       39.93       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy       2,635       39.94       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy          39       39.95       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy         826       39.96       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy         124       39.97       Open Market/Broker
SPO Partners II, L.P.               8/28/2007        Buy      59,354       39.98       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          46       39.72       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          12       39.73       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          30       39.84       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy           5       39.85       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          43       39.86       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          27       39.87       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy           1       39.88       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          55       39.91       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          27       39.93       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          65       39.94       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy           1       39.95       Open Market/Broker


                                                                                        PAGE 20 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        8/28/2007        Buy          20       39.96       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy           3       39.97       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/28/2007        Buy       1,465       39.98       Open Market/Broker
SPO Partners II, L.P.               8/29/2007        Buy       2,254       39.95       Open Market/Broker
SPO Partners II, L.P.               8/29/2007        Buy         292       39.96       Open Market/Broker
SPO Partners II, L.P.               8/29/2007        Buy         404       39.97       Open Market/Broker
SPO Partners II, L.P.               8/29/2007        Buy       7,750       39.98       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/29/2007        Buy          63       39.95       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/29/2007        Buy           8       39.96       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/29/2007        Buy          11       39.97       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/29/2007        Buy         218       39.98       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         489       39.89       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         586       39.90       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy          82       39.95       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         195       39.96       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         602       39.98       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       1,075       39.99       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         391       40.00       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         293       40.03       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       1,759       40.04       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         782       40.08       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         684       40.12       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         782       40.13       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         880       40.14       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       5,180       40.15       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy          98       40.17       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       1,284       40.18       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       1,119       40.19       Open Market/Broker


                                                                                        PAGE 21 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               8/30/2007        Buy          98       40.22       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy          98       40.23       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         391       40.24       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy          98       40.25       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       2,197       40.26       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy         249       40.27       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       1,517       40.28       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy          47       40.30       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy      10,164       40.35       Open Market/Broker
SPO Partners II, L.P.               8/30/2007        Buy       3,360       40.40       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          11       39.89       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          14       39.90       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           2       39.95       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           5       39.96       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          14       39.98       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          25       39.99       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           9       40.00       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           7       40.03       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          41       40.04       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          18       40.08       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          16       40.12       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          18       40.13       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          20       40.14       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy         120       40.15       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           2       40.17       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          30       40.18       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          26       40.19       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           2       40.22       Open Market/Broker


                                                                                        PAGE 22 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           2       40.23       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           9       40.24       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           2       40.25       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          51       40.26       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           6       40.27       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          35       40.28       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy           1       40.30       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy         236       40.35       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/30/2007        Buy          78       40.40       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         782       39.85       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         293       39.90       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         195       39.91       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         879       39.92       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         782       39.93       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         391       39.94       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         586       39.96       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy       1,075       39.97       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         977       39.99       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy       1,759       40.00       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy       1,270       40.01       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         489       40.02       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         293       40.04       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy       7,133       40.05       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy         293       40.06       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy          98       40.07       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy          98       40.08       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy       1,075       40.09       Open Market/Broker
SPO Partners II, L.P.               8/31/2007        Buy       2,932       40.10       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          18       39.85       Open Market/Broker


                                                                                        PAGE 23 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        8/31/2007        Buy           7       39.90       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy           5       39.91       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          21       39.92       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          18       39.93       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy           9       39.94       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          14       39.96       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          25       39.97       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          23       39.99       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          41       40.00       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          30       40.01       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          11       40.02       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy           7       40.04       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy         167       40.05       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy           7       40.06       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy           2       40.07       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy           2       40.08       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          25       40.09       Open Market/Broker
Phoebe Snow Foundation, Inc.        8/31/2007        Buy          68       40.10       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy         873       40.43       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       1,177       40.45       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       2,147       40.46       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy         293       40.47       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy      10,248       40.49       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy         195       40.51       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       2,830       40.52       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       6,628       40.53       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy      10,062       40.54       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       1,757       40.55       Open Market/Broker


                                                                                        PAGE 24 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               9/4/2007         Buy       3,611       40.56       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       3,533       40.57       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       1,249       40.58       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       1,464       40.60       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy          98       40.70       Open Market/Broker
SPO Partners II, L.P.               9/4/2007         Buy       2,635       40.75       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          21       40.43       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          29       40.45       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          53       40.46       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy           7       40.47       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy         252       40.49       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy           5       40.51       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          70       40.52       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy         163       40.53       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy         247       40.54       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          43       40.55       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          89       40.56       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          87       40.57       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          31       40.58       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          36       40.60       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy           2       40.70       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/4/2007         Buy          65       40.75       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy         736       40.11       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy          24       40.15       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       1,167       40.19       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy      11,920       40.25       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       2,051       40.26       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       6,153       40.27       Open Market/Broker


                                                                                        PAGE 25 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               9/5/2007         Buy       3,907       40.28       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy         415       40.29       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       3,623       40.30       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       2,051       40.31       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       2,407       40.32       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       5,372       40.35       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy         607       40.38       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy          98       40.39       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       1,172       40.44       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       1,074       40.48       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy         740       40.51       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       1,213       40.53       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       1,074       40.60       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy       1,856       40.64       Open Market/Broker
SPO Partners II, L.P.               9/5/2007         Buy      10,940       40.65       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          18       40.11       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy           1       40.15       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          28       40.19       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy         285       40.25       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          49       40.26       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy         147       40.27       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          93       40.28       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          10       40.29       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          87       40.30       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          49       40.31       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          58       40.32       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy         128       40.35       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          14       40.38       Open Market/Broker


                                                                                        PAGE 26 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        9/5/2007         Buy           2       40.39       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          28       40.44       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          26       40.48       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          18       40.51       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          29       40.53       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          26       40.60       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy          44       40.64       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/5/2007         Buy         260       40.65       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy          98       40.00       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy          98       40.04       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy       1,174       40.21       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         229       40.32       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         391       40.33       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         554       40.38       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         587       40.39       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         423       40.40       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy       1,897       40.65       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy          34       40.66       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         695       40.70       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy       1,272       40.71       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy       3,404       40.73       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy       3,958       40.74       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy       7,239       40.75       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         313       40.98       Open Market/Broker
SPO Partners II, L.P.               9/6/2007         Buy         134       40.99       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           2       40.00       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           2       40.04       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          26       40.21       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           5       40.32       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           9       40.33       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          12       40.38       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          13       40.39       Open Market/Broker



                                                                                        PAGE 27 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           9       40.40       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          42       40.65       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           1       40.66       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          15       40.70       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          28       40.71       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          76       40.73       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy          88       40.74       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy         161       40.75       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           7       40.98       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/6/2007         Buy           4       40.99       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       1,464       40.21       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy          98       40.27       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy          98       40.32       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       1,855       40.33       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       1,660       40.35       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       1,464       40.37       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       3,984       40.40       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy         195       40.41       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       2,734       40.43       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy         762       40.45       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy          82       40.47       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy         214       40.48       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       3,540       40.50       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy         703       40.52       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       1,855       40.53       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       7,076       40.55       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       3,858       40.56       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy         976       40.59       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       2,174       40.61       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       1,172       40.62       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy          30       40.63       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy         670       40.66       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy          98       40.67       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       3,161       40.68       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       1,757       40.69       Open Market/Broker



                                                                                        PAGE 28 OF 30 PAGES

                                              SCHEDULE I TO
                                  SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                    DATE OF                 NUMBER OF    PRICE PER     WHERE/HOW
REPORTING PERSON                    TRANSACTION     TYPE    SHARES       SHARE ($)     TRANSACTION EFFECTED
----------------                    -----------     ----    ---------    ---------     --------------------
SPO Partners II, L.P.               9/7/2007         Buy         392       40.71       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy         879       40.72       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       3,395       40.73       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       6,149       40.74       Open Market/Broker
SPO Partners II, L.P.               9/7/2007         Buy       5,205       40.75       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          36       40.21       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy           2       40.27       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy           2       40.32       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          45       40.33       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          40       40.35       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          36       40.37       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          97       40.40       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy           5       40.41       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          66       40.43       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          18       40.45       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy           2       40.47       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy           5       40.48       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          86       40.50       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          17       40.52       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          45       40.53       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy         172       40.55       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          94       40.56       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          24       40.59       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          53       40.61       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          28       40.62       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy           1       40.63       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          16       40.66       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy           2       40.67       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          77       40.68       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          43       40.69       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          10       40.71       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          21       40.72       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy          82       40.73       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy         149       40.74       Open Market/Broker
Phoebe Snow Foundation, Inc.        9/7/2007         Buy         126       40.75       Open Market/Broker



                                                             PAGE 29 OF 30 PAGES

                                  EXHIBIT INDEX

Exhibit     Document Description
-------     --------------------
A           Agreement Pursuant to Rule 13d-1(k)